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                                                  EXHIBIT 5
Opinion of Miles & Stockbridge, a Professional Corporation

                          June 11, 1996

UNC Incorporated
175 Admiral Cochrane Drive
Annapolis, Maryland  21401

Gentlemen:

     In connection with the registration under the Securities Act of 1933 (the "Act") of 650,000 shares of common stock, par value $.20 per share (the "Common Stock"), of UNC Incorporated, a Delaware corporation (the "Company"), pursuant to the UNC/Garrett Stock Purchase and Option Plan (the "Plan"), we have examined such corporate records, certificates and documents as we deemed necessary for the purpose of rendering this opinion. Based on the foregoing, we advise you that in our opinion the 650,000 shares of the Common Stock to be issued by the Company pursuant to the Plan have been duly and validly authorized and, when issued upon the terms set forth in the Plan, will be legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the registration statement covering the Common Stock. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations promulgated by the Securities and Exchange Commission thereunder.

                              Very truly yours,

                              Miles & Stockbridge,
                              a Professional Corporation
                              By:  /s/ John B. Frisch
                              __________________________________
                                   Principal
/rdc
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